Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

As of December 31, 2021, DigitalOcean Holdings, Inc. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act: our common stock, $0.000025 par value per share. References herein to the terms “we,” “our” and “us” refer to DigitalOcean Holdings, Inc. and its subsidiaries.

The following description of our capital stock is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and our investor rights agreement entered into in May 2020, which are filed as exhibits to our Annual Report on Form 10-K, of which this Exhibit 4.4 is a part, and are incorporated by reference herein. We encourage you to read our amended and restated certificate of incorporation, our amended and restated bylaws, our investor rights agreement and the applicable provisions of the Delaware General Corporation Law, or the DGCL, for more information.

General

Our amended and restated certificate of incorporation authorizes 760,000,000 shares of capital stock, of which 750,000,000 shares are designated common stock and 10,000,000 shares are designated preferred stock. Our amended and restated certificate of incorporation authorizes our board of directors to fix the rights, preferences, privileges and restrictions of such preferred stock.

Our board of directors is authorized, without stockholder approval except as required by the listing standards of the New York Stock Exchange, to issue additional shares of our capital stock.

Common Stock

Voting rights. The common stock is entitled to one vote per share on any matter that is submitted to a vote of our stockholders, including the election of directors. Our amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect.

Dividend rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds.

Rights upon liquidation. In the event of our liquidation, dissolution, or winding up, the holders of common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Subdivisions and combinations. If we subdivide or combine in any manner outstanding shares of common stock, the outstanding shares of the other classes will be subdivided or combined in the same manner.

Other rights. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are duly authorized, validly issued, fully paid, and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Registration Rights

Certain holders of our common stock are entitled to rights with respect to registration of such shares under the Securities Act of 1933, or the Securities Act, pursuant to the terms of an investors' rights agreement.

The registration of shares of our common stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act. We will pay the registration expenses, other than underwriting discounts and commissions and legal fees in excess of $30,000 for each registration, of the shares registered by the demand, piggyback and Form S-3 registrations. The registration rights will terminate upon the earlier to occur of (1) the five-year anniversary of the effective date of our registration statement, (2) a liquidation transaction, as such term is defined in our then-current certificate of incorporation and (3) with respect to any particular stockholder, such earlier time after the effective date of the registration statement at which such stockholder (i) can sell all of its shares held by it in compliance with Rule 144(b)(1)(i) of the Securities Act or (ii) holds less than 1% of our outstanding common stock and all registrable securities held by such stockholder (together with any affiliate of such stockholder with whom such stockholder must aggregate its sales under Rule 144 of the Securities Act) can be sold in any three-month period without registration in compliance with Rule 144 of the Securities Act.

Anti-Takeover Provisions

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of common stock will be able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide for stockholder actions at a duly called meeting of stockholders. A special meeting of stockholders may be called by a majority of our board of directors, the chair of our board of directors or our chief executive officer. Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. In addition, our amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.

Our amended and restated certificate of incorporation provides for three classes of our board of directors with staggered three-year terms.

The foregoing provisions make it more difficult for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to preserve our existing control structure, facilitate our continued innovation and the risk-taking that it requires, permit us to continue to prioritize our long-term goals rather than short-term results, enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions.
Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware be the exclusive forum for actions or proceedings brought under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a breach of fiduciary duty; (3) any action asserting a claim against us arising under the Delaware General Corporation Law; (4) any action regarding our amended and restated certificate of incorporation or our amended and restated bylaws; (5) any action as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any action asserting a claim against us that is governed by the internal affairs doctrine. This provision would not apply to claims brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “DOCN.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219 and the telephone number is (800) 937-5449.